SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 1-10574

                               Thermo Voltek Corp.
             (Exact name of registrant as specified in its charter)

                               470 Wildwood Street
                                  P.O. Box 2878
                        Woburn, Massachusetts 01888-1578
                                 (781) 938-3786
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock,  par value $.05 per share
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     (X)      Rule 12h-3(b)(1)(ii)    ( )
            Rule 12g-4(a)(1)(ii)    ( )      Rule 12h-3(b)(2)(i)     ( )
            Rule 12g-4(a)(2)(i)     ( )      Rule 12h-3(b)(2)(ii)    ( )
            Rule 12g-4(a)(2)(ii)    ( )      Rule 15d-6              ( )
            Rule 12h-3(b)(1)(i)     (X)

              Approximate number of holders of record as of the
                       certification or notice date: 2


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      Pursuant  to the  requirements  of the  Securities  Exchange  Act of 1934,
Thermo Voltek Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 26, 1999                            Thermo Voltek Corp.
      --------------

                                          By:   /s/ Theo Melas-Kyriazi
                                                 ------------------------
                                          Name: Theo Melas-Kyriazi
                                                Chief Financial Officer